Contact: Molly Morse
Jim Fingeroth
Kekst and Company
(212) 521-4800

FOR IMMEDIATE RELEASE

FOOTSTAR ANNOUNCES DELAY IN COMPLETION OF RESTATEMENT

WEST NYACK, NEW YORK, October 31, 2003—Footstar, Inc. (NYSE: FTS) announced today that while the restatement of its financial statements for fiscal years 1997 through June 2002 is ongoing, the Company does not expect to release financial statements for the five-and-one-half year period by the previously announced date of October 31, 2003. Since the Company is not releasing restated financial statements today, it is providing further detail on the results of its internal investigation, its operating results for the restatement period, fiscal year 2002 and the first half of fiscal year 2003, and an update on its outlook for fiscal year 2003, as well as the waiver and extension until January 30, 2004 of the requirement to provide audited financial statements that the Company has received from a syndicate of banks led by Fleet National Bank concerning the Company’s $345 million senior secured credit facility.

The Company now expects that the restatement will reduce earnings by an aggregate amount ranging from $51 million to $55 million pre-minority interest and taxes (or $31 million to $38 million after minority interest and taxes) over the five-and-one-half-year restatement period (see “Deferred Tax Asset Write-down”), compared to the range it had previously announced in its September 15, 2003 press release of $48 million to $53 million pre-minority interest and taxes (or $29 million to $32 million after minority interest and taxes). Rather than the $48.2 million announced in its September 15, 2003 press release, the Company now expects the reduction in earnings will be $52.3 million pre-minority interest and taxes, as detailed in the restatement summary below. The Company continues to expect that the restatement will not affect the over $10 billion in revenues generated during the five-and-one-half-year period or net cash flows.

Credit Facility Waiver
The Company continues to have the benefit of its $345 million senior secured credit facility with a syndicate of banks led by Fleet National Bank, which was recently increased by $20 million in September 2003. The Company has obtained a new waiver from its bank group extending to January 30, 2004 its requirement to provide audited financial statements for the fiscal year 2002, as well as unaudited financial statements for the third quarter of fiscal year 2002 and the first three quarters of fiscal year 2003. As a condition for the new waiver, the Company has agreed with its lenders that the Company will be subject to a prepayment premium of 100 basis points on all terminations or reductions of commitments under the $255 million revolving portion of the credit facility that are made on or prior to July 31, 2004.  In addition, the time period for the previously agreed prepayment premium on the term loan portion of the credit facility was extended from May 24, 2004 to July 31, 2004.  All other terms of the credit facility remain unchanged.  As of September 27, 2003, there was $90 million outstanding under the term portion of the credit facility and approximately $180 million outstanding under the revolving portion of the credit facility (including letters of credit). Based upon the borrowing base availability calculation contained in the credit facility, as of September 27, 2003, the Company had approximately $27 million of availability remaining after the application of the required $20 million in minimum excess availability.  While the Company is continuing to consider whether its indebtedness under the credit facility should be classified as current, the Company believes that the classification of this indebtedness as current will not have any effect on the covenants or representations of the Company under the credit facility. The new waiver is also conditioned on a requirement that the Company represent that the maximum impact on earnings with respect to the restatement will not exceed $55 million in the aggregate.  If the final impact of the restatement on the Company’s earnings exceeds $55 million in the aggregate, the Company would have to seek a further amendment and waiver from its lenders in order to avoid an event of default under the credit facility.

Further Information on Internal Investigation
As discussed below, the previously disclosed investigation conducted under the oversight of the Audit Committee determined that there were numerous instances of incorrect accounting as well as significant internal control failures at the Company. The Company is addressing the incorrect accounting and internal control failures identified during the investigation, also as discussed below. The investigation determined that during the period at issue:

•	Some members of senior management and some employees in finance-related positions failed to fulfill their responsibilities to ensure that the Company’s accounting and financial reporting were accurate and to instill a culture that focused on robust internal controls and internal audit, i.e., to establish and maintain a proper tone at the top.

•	The Company did not design or maintain the systems, processes or controls, or hire and retain personnel necessary to ensure that its financial results would be reported accurately. An undue focus was placed on controlling and reducing costs, without sufficient consideration of the potential impact on the Company’s internal controls. This resulted in failures in internal control over financial reporting. These failures in internal controls were masked by manual entries, and these failures also permitted the improper recording of manual entries. Over time certain members of senior management knowingly used manual entries to reach incorrect accounting results. Examples included:

•	manual journal entries in which accounts payable balances were written off and corresponding reductions were made to certain operating expenses; and

•	offsetting unrelated items, such as unrecoverable receivables and vendor credits with unmatched receipts (accounts payable) and thereby misrepresenting the actual results of operations of the Company.

2

The system did not contain adequate controls over manual entries, and management did not appropriately document the process for making manual entries.

•	With respect to the Company’s acquisition of Just For Feet in 2000, it was determined that the original purchase price allocation contained errors as a result of the Company not utilizing all of the detailed information available at that time. When it should have become clear to some members of management after the acquisition of Just For Feet that the allocation of the purchase price relating to inventory should have been adjusted, these members of senior management allowed incorrect entries to be made to the Company’s income statement rather than making such adjustments to the purchase price allocation. This resulted in overstating profitability and gross margins in 2000. They also did not adequately disclose the impact of those adjustments to the Board or to the internal or independent auditors, nor did they ensure that the Company’s public disclosures regarding the adjustments were adequate.

•	The problems caused by the Company’s inadequate control over financial reporting and the misuse of manual entries by certain members of senior management were compounded by the repeated failure of such members of senior management and some employees in finance-related positions to attach sufficient importance to the role of the internal auditors or to follow up in a timely manner with the Audit Committee or the independent auditor on issues raised by the internal auditors.

•	The deficiencies in the internal control systems as well as the human intervention in such systems resulted in inaccurate financial statements, which are being restated. As a result, the Company has taken and is taking steps to remediate the issues that were raised in the investigation. The Company’s Chairman and Chief Executive Officer, as well as four key finance employees are no longer with the Company, and the Company’s accounting and other finance-related staffing is in the process of being increased and upgraded to enhance the effectiveness of the Company’s financial reporting, internal controls and public disclosure.

On September 15, 2003, the Company announced the implementation of its Remediation Plan and Disclosure Controls policy. The Company is committed to focusing its management team and associates on the effective implementation of this Remediation Plan and Disclosure Controls policy. As part of this effort, the Company recently hired Richard Robbins as Senior Vice President of Financial Reporting. In this new position, Mr. Robbins oversees the Company’s accounting and financial reporting functions and reports directly to Steve Wilson, the Company’s Chief Financial Officer. Mr. Robbins also has a dotted-line responsibility to the Chief Executive Officer with respect to financial reporting matters. Mr. Robbins has over 30 years of experience in public accounting with Arthur Andersen, where he was a Partner for 24 years until 2002. Since 2002, Mr. Robbins has provided financial, accounting and operational consulting services to private and public companies.

Update on Restatement
All financial information provided in this press release is unaudited. The final impact of the restatement will depend upon the final determinations being made by the Company and the completion of the audit and review by KPMG LLP. As a result, there may be changes to the financial information provided in this press release that are material, individually or in the aggregate, to the Company’s financial condition, results of operations or liquidity.

The following tables summarize the Company’s updated estimates of the impact of the accounts payable discrepancies as well as the five additional accounting areas requiring restatement that were described in the Company’s September 15, 2003 press release, with an explanation of the principal reasons for the changes:

	Restatement Summary
	Current Estimate	September Estimate	Change

Original A/P Reconciliation
Discrepancies
Reconciliation	$ 35.8	$ 35.8	$ 0.0
Unrecorded Inventory	10.3	10.3	0.0
Elimination Adjustments	4.6	4.6	0.0
Excess Fee Payments	(5.9)	(5.9)	0.0
Just for Feet Acquisition Accounting	3.8	2.9	0.9	A
Timing Adjustments	(1.7)	0.5	(2.2	) B
Reserve for Potentially
Uncollectible Contingent Fees	5.4	0.0	5.4	C

Sub-total	52.3	48.2	4.1
Minority Interest	(0.2)	(4.0)	3.8	D

Pre- Tax Total	52.1	44.2	7.9
Income Taxes (1)	(16.2)	(15.5)	(0.7)

Total	$ 35.9	$ 28.7	$ 7.2

_________________ (1) See “Deferred Tax Assets Write-down.”

A	As a result of the continuing review of the acquisition accounting for Just for Feet, an additional $0.9 million of errors are being corrected, which relate to the finalization of the purchase price allocation in connection with a customer loyalty program liability.

B	The Company has identified further accrual adjustments that relate principally to the reduction of restructuring reserves in its Meldisco segment.

C	As the restatement adjustments have affected various contingent fee calculations, a reserve of $5.4 million has been established to provide for estimated uncollectible amounts.

D	A reserve has been established for the effect of the restatement on minority interest for periods prior to fiscal year 2002.

4

The areas of restatement described in the preceding table are expected to have the following impact on the Company’s financials by period and by segment:

	Total Restatement	Six Months Ended 6/29/02	Fiscal 2001	Fiscal 2000	Fiscal 1999 and prior

Athletic	$ 29.3	$ 2.5	$ 8.9	$ 18.4	$ (0.5)
Meldisco	18.4	(1.4)	8.5	5.1	6.2
Corporate	4.6	0.4	2.4	0.5	1.3

Total pre-tax	52.3	1.5	19.8	24.0	7.0
Income taxes (1)	(16.2)	(0.5)	(6.3)	(8.7)	(0.7)
Minority interest	(0.2)	(0.2)	--	--	--

Total reduction to income	$ 35.9	$ 0.8	$ 13.5	$ 15.3	$ 6.3

_________________

(1)     See “Deferred Tax Assets Write-down.”

Update on Financial Performance and Outlook
The Company today also updated the expectations it provided in its September 15, 2003 press release for its operating results for the second half of fiscal year 2002, the full fiscal year 2002, and the first half of fiscal year 2003, as well as guidance for the full fiscal year 2003. Since its September 15, 2003 press release, the Company has continued to reassess all significant estimates and judgments made in its financial statements. While the table below reflects the Company's most current estimates regarding operating profit, as well as the amounts by which these estimates have changed from the Company's estimates reported in its September 15, 2003 press release, the Company is unable at this time to provide estimates of net income or earnings per diluted share or estimated ranges of net income or earnings per diluted share because the restatement is ongoing.

	Q3 2002		Q4 2002		Full Year 2002		Q1 2003		Q2 2003
	Current	Change	Current	Change	Current	Change	Current	Change	Current	Change

	(In millions)
Operating profit:
Meldisco	$ 12.0	$ 0.9	$ 41.6	$(0.9)	$ 79.3	$ 1.4	$(11.6)	$(0.6)	$ 15.6	$(0.9)
Athletic	5.3	(0.3)	(24.6)	1.0	(24.5)	0.9	(2.2)	(0.1)	(10.4)	0.1
Unallocated
corporate expenses	(4.5)	(0.4)	(0.5)	--	(9.5)	(0.4)	(6.3)	(0.7)	(1.9)	0.2

Footstar	$ 12.8	$ 0.2	$ 16.5	$ 0.1	$ 45.3	$ 1.9	$(20.1)	$(1.4)	$ 3.3	$(0.6)

Deferred Tax Asset Write-down
As discussed in the September 15, 2003 press release, in connection with the ongoing audit of its fiscal year 2002 financial statements, the Company reviewed the valuation of its deferred tax assets based on projections of its future taxable earnings. Although the Company anticipates future profitability, due to the Company’s historical losses, for accounting purposes the Company cannot rely on expected future profits to utilize its deferred tax assets. As a result, the Company could not conclude that it is more likely than not that the deferred tax assets will be realized and expects to record a non-cash valuation allowance in the range of $74 million to $78 million, or $3.62 to $3.82 per diluted share, for fiscal year 2002 in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This allowance will be primarily recorded during the third quarter of fiscal year 2002 and adjusted in future periods for deferred tax activity.

Fiscal Year 2003 Outlook In addition, the Company provided its current expectations for its financial performance in fiscal year 2003, as follows:

•	Due to the continued highly promotional retail environment in the discount footwear market, sales are expected to be lower than planned at Meldisco. As a result, net sales for fiscal year 2003 are now expected to be in the range of $1,990 million to $2,020 million. The Company had previously anticipated that net sales in fiscal year 2003 would be in the range of $2,010 million to $2,030 million.

•	The Company now expects a fiscal year 2003 operating loss in the range of $0 to $5 million versus the previously anticipated profit range of $0 to $10 million, after net unallocated corporate expense of approximately $17 million and depreciation and amortization expense of approximately $50 million. This reflects the lower than anticipated sales at Meldisco described above, as well as additional costs related to the delay in the completion of the investigation and restatement, which the Company now expects to total $14 million in fiscal year 2003, compared to its previous estimate of $12 million.

•	Meldisco’s operating profit for fiscal year 2003 is now expected to be approximately $31 million versus the previously anticipated $33 million, after depreciation and amortization expense of approximately $16 million, due to the lower than planned sales and higher markdowns driven by the continued promotional environment in the discount footwear market described above, as well as additional restatement expenses.

•	The Athletic segment is now expected to produce an operating loss of approximately $14 million in fiscal year 2003 versus the previously anticipated $11 million, after depreciation and amortization expenses of approximately $30 million, due to additional expenses related to the investigation and restatement, higher depreciation and amortization expense and higher than anticipated losses in startup ventures such as Consumer Direct.

•	The Company’s full year blended rate of interest is now expected to be 11.4% (including increased fees) in fiscal year 2003, down slightly from the Company’s previous expectation of 11.7%.

•	Fiscal year end 2003 inventory is now expected to be approximately $360 million, which is approximately the same as expected fiscal year end 2002 inventory. The Company had previously anticipated inventory at fiscal year end 2003 to be $340 million. Although there are fewer stores in operation in 2003, some additional early receipts related to the timing of the Chinese New Year factory shutdown have increased this expected fiscal year end 2003 inventory.

6

Footstar, Inc. is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts, Footaction and Just For Feet and their websites, www.footaction.com and www.justforfeet.com, and discount and family footwear through licensed footwear departments operated by Meldisco. As of September 27, 2003, the Company operated 438 Footaction stores in 41 states and Puerto Rico, 92 Just For Feet superstores located predominantly in the Southern half of the country, and 2,504 Meldisco licensed footwear departments and 37 Shoe Zone stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

Safe Harbor Statement
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “anticipate,” “estimates,” “should,” “expect,” “guidance,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity and future operating or financial performance. Factors that could affect the Company’s forward-looking statements include, among other things: the audit of the restatement adjustments for fiscal years 1997 though 2001, the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company’s stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the Company’s ability to maintain favorable relationships with its venders, particularly Nike, Reebok and Adidas, that will enable the Company to achieve its cash flow projections; the impact and result of any litigation (including private litigation), any action by the New York Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the ability of the Company to obtain additional waivers from its senior lenders in the event of a further delay in, or other adverse developments relating to, the restatement, and not experience adverse effects on liquidity in the future; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company’s business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company’s stock price; and intense competition in the markets in which the Company competes.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company’s future performance. Actual results and performance may differ from the Company’s current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company’s business, financial condition, results of operations, liquidity or prospects. Since the audit of the restatement adjustments for fiscal years 1997 through 2001, the audit of fiscal year 2002 and the review of the first three quarters of fiscal year 2003 have not been completed, the unaudited information presented herein may differ materially from the Company’s financial statements that are finally issued, and the changes could, individually or in the aggregate, be material to the Company’s business, financial position, results of operations or liquidity. Additionally, the Company is not obligated to make public indication of changes in its forward looking statements unless required under applicable disclosure rules and regulations.